UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 18, 2020

(Date of earliest event reported)

ITEM 9 LABS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54730	96-0665018
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2727 N 3rd Street, Suite 201, Phoenix AZ 85004

(Address of principal executive offices and zip code)

1-833-867-6337

(Registrant’s telephone number, including area code)

_______

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01	Entry into a Material Definitive Agreement.

On February 14, 2020 (the “Closing Date”), Item 9 Labs Corp., a Delaware corporation (“Parent”), by through its wholly owned entity, I9 NV Lic, LLC, a Nevada limited liability company (“Buyer”), and entered into and closed on that certain Asset and Equity Purchase and Contribution Agreement (the “Agreement”) dated February 12, 2020 with Larry Lemons, Donald Burton, and Sara Gullickson, the Parent’s former Chief Executive Officer and board member (each an “Owner” and collectively the “Owners”), and Strive Wellness of Nevada, LLC, a Nevada limited liability company (“Strive Wellness”), and Strive Wellness of Nevada 2 L.L.C., a Nevada limited liability company (“Strive 2”). Owners, Strive Wellness, Strive 2, and the Company, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Owners own all of the outstanding membership interests of Strive Wellness (the “Strive Wellness Interests”) and Strive 2 owns eighty percent (80%) of the outstanding membership interests of Strive Management L.L.C., a Nevada limited liability company (“Strive Management” and together with Strive Wellness, each a “Company” and collectively, the “Companies”) (the “Strive Management Interests” and together with the Strive Wellness Interests, the “Company Interests”). Additionally, Parent currently owns all of the outstanding membership interests of Buyer and Buyer owns the remaining twenty percent (20%) of the outstanding membership interests of Strive Management.

Pursuant to the Agreement the Parties have agreed to the purchase and sale of certain assets owned by Strive Wellness, including, but not limited to, the provisional certificates issued by the Nye County Planning Department relating to medical cultivation and production to be located in Nye County, Nevada, inventory, contracts and intellectual property (the “Assets”) and to assume certain liabilities related thereto.

As consideration for the Assets, Buyer shall pay or issue to Strive Wellness and the Owners: (a) cash in the amount of $500,000 less certain indebtedness amounts and Owners transaction expenses; (b) a warrant authorizing Owners to purchase Two Million (2,000,000) Buyer units which shall be exchangeable for Parent shares, and which shall include: (i) a cashless exercise provision, (ii) a limited exercise period providing that the Warrant cannot be exercised until the earlier of either (1) three (3) months following the date on which each Provisional Certificate becomes a Final Certificate or (2) September 30, 2020, and after such time the Warrant must be exercised within three (3) years, and (iii) other customary provisions; (c) an unsecured promissory note in the principal amount of $1,000,000 to be issued by Parent and Buyer to Strive Wellness and Strive 2 (the “Note”) as further described below, and (d) Three Million Two Hundred Fifty Thousand (3,250,000) aggregate membership units of Strive Management and Strive Wellness which are exchangeable for Parent Shares on a 1 for 1 basis subject to certain restrictions as further set out in the Agreement.

The Note shall have a principal balance of $1,000,000 (“Principal”) with interest of 2% per annum and shall have a maturity date 24 months after the commencement date, defined as the earlier of either (1) three (3) months following the date on which each Provisional Certificate becomes a Final Certificate or (2) September 30, 2020. The Note requires payment of ($500,000.00) within ten (10) Business Days following the Commencement Date with 8 installment payments of principal and interest thereafter.

Further, on the Closing Date, (a) all loans and the obligations relating thereto between Owners or Strive 2 on the one hand, and either of the Companies, on the other hand, shall be considered terminated and (b) all loans and the obligations relating thereto between Parent or Affiliates of Parent on the one hand and either of the Companies, on the other hand, including but not limited to that certain promissory note between Parent and the Companies in the original principal amount of $800,000, shall be considered terminated.

Concurrently, the Parties executed a confidential Settlement Agreement and Mutual Release of Claims with respect to any and all disputes amongst the Parties.

The Agreement contains customary representations and warranties and also contains events of default customary for agreements of this type.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

See the disclosures made in Item 1.01, which are incorporated herein by reference. All securities issued in the Agreements were issued in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The transaction did not involve a public offering, the sale of the securities was made without general solicitation or advertising, there was no underwriter, and no underwriting commissions were paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEM 9 LABS CORP.

Dated: February 18, 2020	By:	/s/ Andrew Bowden
Andrew Bowden
Chief Executive Officer